ALFRED AYENSU-GHARTEY
Vice President
and Associate General Counsel
(212) 314-2777

LAW DEPARTMENT

September 20, 2024

Equitable Financial Life Insurance Company

1345 Avenue of the Americas

New York, NY 10105

Dear Sirs:

This opinion is furnished in connection with the filing by Equitable Financial Life Insurance Company (“Equitable Financial”) of a Form S-3 Registration Statement of Equitable Financial for the purpose of registering Interests in the Structured Investment Option® and Structured Overlay Strategies (“Interests”) under the Securities Act of 1933.

I have examined such corporate records of Equitable Financial and provisions of the New York insurance law as are relevant to authorization and issuance of the Interests and such other documents and laws as I consider appropriate. On the basis of such examination, it is my opinion that:

1.	Equitable Financial is a corporation duly organized and validly existing under the laws of the State of New York.

2.

The Interests are duly authorized and when issued in accordance with applicable regulatory approvals will represent legally issued, fully paid, non-assessable and binding obligations of Equitable Financial.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Alfred Ayensu-Ghartey
Alfred Ayensu-Ghartey